EXHIBIT 23.4
CONSENT OF INDEPENDENT AUDIT FIRM
Board of Directors
NNN Healthcare/Office REIT, Inc.
We consent to the use in this Post Effective Amendment No. 2 to Registration Statement (No. 333-133652) on Form S-11 of our reports dated as follows: February 9, 2007, with respect to the Statement of Revenues and Certain Expense for the year ended December 31, 2006, for Southpointe Office Parke and Epler Parke I; the second which is dated February 9, 2007, with respect to the Statement of Revenues and Certain Expense for the year ended December 31, 2006, for Crawfordsville Medical Office Park and Athens Surgery Center; the third which is dated March 13, 2007, with respect to the Statement of Revenues and Certain Expense for the year ended December 31, 2006, for The Gallery Professional Building; the fourth which is dated March 13, 2007, with respect to the Statement of Revenues and Certain Expense for the year ended December 31, 2006, for Lenox Office Park, Building G; the fifth which is dated June 29, 2007, with respect to the Statement of Revenues and Certain Expense for the year ended December 31, 2006, for Commons V Medical Office Building; the sixth which is dated June 29, 2007, with respect to the Statement of Revenues and Certain Expense for the year ended December 31, 2006, for Yorktown Medical Center and Shakerag Medical Center; the seventh which is dated July 6, 2007, with respect to the Statement of Revenues and Certain Expense for the year ended December 31, 2006, for Thunderbird Medical Plaza; the eighth which is dated July 5, 2007, with respect to the Statement of Revenues and Certain Expense for the year ended December 31, 2006, for Triumph Hospital Northwest and Triumph Hospital Southwest; all included herein. We further consent to the reference to us under the headings “Experts” in the prospectus.
/s/ KMJ | CORBIN & COMPANY LLP
Irvine, California
July 17, 2007